UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-k

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/30/2006

CECO ENVIRONMENTAL CORP
(Exact name of registrant as specified in its charter)

Commission File Number:  0-7099

DE	13-2566064
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3120 Forrer Street, Cincinnati, OH 45209
(Address of principal executive offices, including zip code)

(416) 593-6543
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

Richard J. Blum Employment Agreement

On May 30, 2006, CECO Environmental Corp. ("CECO") entered into an Employment Agreement effective as of January 1, 2006, with Richard J. Blum. The initial term of the Employment Agreement is through December 31, 2008 and automatically renews for one year terms unless a party notifies the other party in accordance with the terms of the Employment Agreement. Under the Employment Agreement, Mr. Richard Blum will continue to serve as President and Chief Operating Officer of CECO and President of CECO Group, Inc. Mr. Richard Blum's base salary is $275,000 through June 30, 2006, and has been increased by the Compensation Committee and Board of Directors to $300,000 as of July 1, 2006. He also receives an automobile allowance and is eligible to participate in any incentive bonus plans that CECO establishes. The Employment Agreement includes a two year non-compete. CECO may terminate the Employment Agreement at any time upon payment of 12 months of Mr. Richard Blum's base salary.

The description set forth herein of the terms of Mr. Richard Blum's Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed with this report as Exhibit 10.1 and incorporated by reference into this Item 1.01.

Item 9.01.    Financial Statements and Exhibits

10.1 Richard J. Blum Employment Agreement

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CECO ENVIRONMENTAL CORP

Date: May 30, 2006	By:	/s/ Dennis W. Blazer
Dennis W. Blazer
Chief Financial Officer and Vice President--Finance and Administration

Exhibit Index

Exhibit No.	Description
EX-10.1	Richard Blum Employment Agreement